PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

July 26, 2007	(302) 571-6833

WSFS REPORTS 2Q '07 EPS OF $1.11

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly net income of $7.2 million, or $1.11 per diluted share, compared to $1.09 in the second quarter of 2006. Net income for the first six months of 2007 was $15.0 million, or $2.26 per diluted share, compared to $2.15 in the first half of 2006.

Revenue increases outpaced expense growth (excluding the provision for loan losses) and fundamentally remained strong. The comparison to the second quarter of 2006 was negatively impacted by $578,000 ($0.06 per share) in increased provisions for loan losses due to strong loan growth and a modest increase in charge-offs. The second quarter of 2007 was also impacted by a one-time increase in the effective tax rate due to changes in Maryland tax law and by the effects of new tax accounting guidance resulting in $142,000 ($0.02 per share) in increased tax expense.

Highlights for the quarter include:

•	Customer deposits increased 16% or $197.4 million from the second quarter 2006
•	Commercial and commercial real estate loans increased 12% or $144.4 million from the second quarter of 2006
•	Noninterest income grew 18%, or $1.7 million over the second quarter of 2006
•	Credit quality ratios continue at historically strong levels as nonperforming assets decreased to 0.14% of total assets
•	The Company repurchased 46,000 shares of stock, slightly less than 1% of shares outstanding

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Mark A. Turner, WSFS President and CEO commented, “We are pleased with our continued strong growth in customer deposits, commercial loans and fee income. Our keen focus on improving loan yields and mix is paying dividends in spite of the difficult rate environment. Importantly, credit quality metrics remain strong and are at historically low levels.”

Mr. Turner continued, “This year continues to be an exciting and an eventful year for the Bank. We opened two new banking offices in Greenville and Lewes, DE, as part of the planned expansion of our franchise into key markets. Our new Greenville office exemplifies the Bank’s “Customer First” philosophy and has our relationship managers from Wealth Management, Private Banking and Retail Banking working together as a team to best serve our customers. The Lewes office deepens our presence in Sussex County and will also deliver Stellar Service through our “Customer First” approach. In June, we commemorated our 175th anniversary and grand opening of our new corporate offices in downtown Wilmington with a formal ribbon cutting ceremony.”

Second Quarter 2007 Financial Highlights

Net interest margin reflects mixed results

Net interest income for the second quarter of 2007 was $20.1 million, an increase of $754,000 from the second quarter of 2006 and an improvement of 16 basis points (0.16%) from the 2.94% margin reported in that quarter. This quarter’s net interest income compares to $21.1 million reported for the first quarter of 2007. The net interest margin of 3.10% for the second quarter of 2007 decreased 15 basis points from the first quarter of 2007.

The improvement over the second quarter of 2006 reflects the Company’s efforts to refocus the mix of its balance sheet. Compared to the first quarter of 2007, trends in loan yields, deposit costs and asset mix have shown improvement. However, the second quarter 2007 margin was negatively impacted by increases in wholesale funding costs, the growth of CashConnect (WSFS ATM division’s bailment revenues are included as fee income, rather than interest income) and a decrease in the Federal Home Loan Bank (FHLB) effective dividend rate.

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Additionally, the net interest margin decrease from the first quarter of 2007 was due in part to $1.0 million (or 15 basis points) of additional income from reverse mortgages recorded in the first quarter of 2007. This positive impact during the first quarter of 2007 was partially offset by $335,000 (or 5 basis points) of expense related to the pre-payment of a $50.0 million FHLB borrowing in that quarter. Adjusting for these two items, the net interest margin decreased 5 basis points from the first quarter of 2007.

Customer deposits increase 16% or $197.4 million from the second quarter of 2006

Total customer deposits (core deposits and customer time deposits) grew to $1.5 billion at June 30, 2007, an increase of $197.4 million, or 16%, over balances at June 30, 2006. This growth reflects an increase of $23.5 million, or 2% (7% annualized) over balances at March 31, 2007. WSFS’s deposit growth was well diversified with almost all customer deposit categories increasing compared to the first quarter of 2007. The comparison to the first quarter of 2007 was affected by the expected movement of $30.8 million of temporary money market deposits into investments – primarily with the Company’s Wealth Management Division. Adjusted for this expected temporary item, deposit growth would have increased $54.3 million, or 4% (15% annualized) above March 31, 2007 levels.

The following table summarizes the current customer deposit balances and composition compared to historical periods.

	At		At		At
(Dollars in thousands)	Jun. 30, 2007		Mar. 31, 2007		Jun. 30, 2006

	Amount	%	Amount	%	Amount	%
Non-interest demand	$295,729	20%	$283,295	20%	$289,054	23%
Interest bearing demand	162,487	11	148,946	10	126,430	10
Savings	216,104	15	219,904	15	244,843	19
Money market	308,639	21	324,191	23	218,719	17
Total core deposits	982,959	67	976,336	68	879,046	69
Customer time	481,742	33	464,864	32	388,209	31
Total customer deposits	$1,464,701	100%	$1,441,200	100%	$1,267,255	100%

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Commercial and commercial real estate loans increased 12% or $144.4 million from the second quarter of 2006

Continuing the positive trends experienced in recent years, commercial and commercial real estate (CRE) loans increased $144.4 million, or 12% over June 30, 2006 and $58.2 million, or 4% (18% annualized) over March 31, 2007. Consumer loans also showed significant growth during the quarter increasing by 3% or $8.0 million (12% annualized). Net loans were $2.1 billion at June 30, 2007, an increase of $113.3 million, or 6% over June 30, 2006 and an increase of $53.1 million, or 3% (10% annualized) over March 31, 2007. Overall net loan growth was tempered by the planned decrease in residential mortgage loan balances in favor of mortgage loan sales as part of the Company’s efforts to realign the balance sheet toward higher yielding assets.

The following table summarizes the current loan balances and composition compared to historical periods.

	At		At		At
(Dollars in thousands)	Jun. 30, 2007		Mar. 31, 2007		Jun. 30, 2006

	Amount	%	Amount	%	Amount	%
Commercial and CRE	$1,385,662	66%	$1,327,436	65%	$1,241,228	63%
Residential	457,881	22	470,260	23	497,467	25
Consumer	270,297	13	262,270	13	260,143	13
Allowance for loan losses	(28,359)	(1)	(27,629)	(1)	(26,701)	(1)
Net loans	$2,085,481	100%	$2,032,337	100%	$1,972,137	100%

Credit quality statistics continue at historically strong levels

The Company recorded a provision for loan losses of $1.3 million in the second quarter of 2007 compared to $695,000 in the second quarter of 2006 and $371,000 in the first quarter of 2007. The provision well exceeded net charge-offs for the quarter. The provision reflects strong loan growth, a modest increase in charge-offs during the quarter as well as a migration of a small amount of loans to lower quality credit grades. The volatility in the provision is consistent with a more formulaic approach to provisioning endorsed by the SEC and banking regulators. The ratio of allowance for loan losses to total loans is 1.34%, equal to March 31, 2007.

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Credit quality statistics continue at historically strong levels. The balances of nonperforming assets improved in comparison to the first quarter of 2007. Nonperforming assets as a percentage of assets were 0.14% at June 30, 2007 compared to 0.16% at March 31, 2007 and 0.11% at June 30, 2006. Annualized net charge-offs in the second quarter of 2007 remained low at only 0.10% of average loans. This compares to annualized net charge-offs of 0.02% for the first quarter of 2007 and annualized net charge-offs of 0.03% for the second quarter of 2006. Annualized net charge-offs for the first six months of 2007 were 0.06% compared to 0.01% for the first half of 2006.

Noninterest income grows $1.7 million, or 18% over the second quarter of 2006

During the second quarter of 2007, the Company recorded noninterest income of $11.6 million, which increased by $883,000, or 8% when compared to the first quarter of 2007. Noninterest income was a strong $1.7 million or 18% higher than the second quarter of 2006. Fee revenues represented 36% of total revenues compared to 33% during both the first quarter of 2007 and the second quarter of 2006.

The increase over the second quarter of 2006 was mainly attributable to a $1.0 million increase in deposit service charges and a $216,000 increase in credit/debit card and ATM income. Deposit service charges continue to benefit from an increase in deposit accounts and additional fee-based services offered by WSFS. The increase in credit/debit card and ATM income was due to increased volumes of cash in non-owned ATMs and higher rates earned on that cash.

Consistent with the year over year trend, the increase in noninterest income over the first quarter of 2007 was mainly attributable to $591,000 in increased credit/debit card and ATM income due to higher seasonal volumes of cash in non-owned ATMs and $252,000 in increased deposit service charges.

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During the second quarter of 2007, WSFS sold its passive ownership interest in a limited partnership created to develop its headquarters building for an economic benefit of $1.3 million. This gain will be recognized over the effective life of the lease of its new corporate headquarters.

Noninterest expense increase reflects growth and investment in franchise

Noninterest expenses for the second quarter of 2007 totaled $19.0 million, which was $2.1 million, or 12% greater than the second quarter of 2006 and $331,000 less than the first quarter of 2007. This increase over the second quarter of 2006 was mainly related to the Company’s continued growth efforts. This expansion since June 2006, included the opening of five branch offices, two branch renovations/relocations, the continued growth of the Wealth Management Division and the formation of a reverse mortgage business unit. This franchise growth is reflected in higher compensation, occupancy, equipment and marketing expenses. The number of full-time equivalent Associates increased from 554 in the second quarter of 2006 to 609 in the second quarter of 2007.

Noninterest expenses in the second quarter were comparable to the levels recorded in the first quarter of 2007 despite the first full quarter of expenses related to the Company’s move into its new corporate headquarters in the WSFS Bank Center. During the second quarter the Company experienced reduced expenses related to its 401K plan and reduction to a reserve for its standby letters of credit. While these reductions resulted in lower noninterest expenses when compared to the first quarter of 2007, the Company expects overall expenses will continue to increase due to the Company’s continued growth efforts and additional investments in the franchise.

The Company recorded $4.2 million of income tax provision for the quarter (reflecting a 36.9% effective tax rate) versus $4.1 million in the second quarter of 2006 (35.5% effective tax rate) and $4.3 million in the first quarter of 2007 (35.5% effective tax rate). The increase is due to a one-time charge to reflect changes in Maryland tax law combined with the effects of new tax accounting guidance adding volatility to quarterly results.

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The Company repurchased 46,000 shares of stock, or slightly less than 1% of shares outstanding

During the second quarter of 2007, the Company continued its history of returning earnings to shareholders by repurchasing 46,000 shares of common stock at an average price of $64.40 per share. Since the beginning of 2007 the Company has repurchased 427,500 shares, or 7% of its common stock at an average price of $66.96 per share.

The ratio of tangible equity to assets was 6.57% at June 30, 2007. The Tier 1 capital ratio was 11.68%, nearly double the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible book value per share increased to $31.47 at June 30, 2007, from $31.28 at March 31, 2007 and $28.43 at June 30, 2006, despite the repurchase of 8% of the Company’s common stock over the last twelve months.

WSFS’ Board of Directors declares a quarterly cash dividend of $0.10 per share

The Board of Directors has declared a quarterly cash dividend of $0.10 per share. This dividend will to be paid on August 31, 2007, to shareholders of record as of August 10, 2007.

WSFS Financial Corporation is a $3 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 30 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank. Other subsidiaries include: WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. WSFS, celebrating its 175th anniversary, is one of the ten oldest banks continuously operating under the same name in the United States. For more information, please visit the Bank’s website at http://www.wsfsbank.com.

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Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$39,385	$38,469	$35,332	$77,854	$67,428
Interest on mortgage-backed securities	6,001	6,237	7,471	12,238	14,803
Interest and dividends on investment securities	723	1,714	388	2,437	1,023
Other interest income	558	668	677	1,226	1,091

	46,667	47,088	43,868	93,755	84,345

Interest expense:
Interest on deposits	14,299	14,388	10,113	28,687	18,290
Interest on Federal Home Loan Bank advances	9,538	8,922	12,004	18,460	22,747
Interest on trust preferred borrowings	1,161	1,177	1,106	2,338	2,123
Interest on other borrowings	1,529	1,541	1,259	3,070	2,496

	26,527	26,028	24,482	52,555	45,656

Net interest income	20,140	21,060	19,386	41,200	38,689
Provision for loan losses	1,273	371	695	1,644	1,383

Net interest income after provision for loan losses	18,867	20,689	18,691	39,556	37,306

Noninterest income:
Credit/debit card and ATM income	5,074	4,483	4,858	9,557	9,018
Deposit service charges	3,854	3,602	2,826	7,456	5,403
Investment advisory income	598	594	618	1,192	1,248
Loan fee income	581	561	413	1,142	834
Bank owned life insurance income	542	557	522	1,099	1,010
Mortgage banking activities, net	78	72	61	150	83
Securities losses	-	-	(41)	-	(41)
Other income	889	864	623	1,753	1,363

	11,616	10,733	9,880	22,349	18,918

Noninterest expenses:
Salaries, benefits and other compensation	10,251	10,850	9,421	21,101	18,613
Occupancy expense	2,083	1,832	1,347	3,915	2,647
Equipment expense	1,345	1,246	1,075	2,591	2,057
Data processing and operations expense	946	943	889	1,889	1,746
Marketing expense	867	742	728	1,609	1,341
Professional fees	654	653	505	1,307	762
Other operating expenses	2,881	3,092	2,967	5,973	6,008

	19,027	19,358	16,932	38,385	33,174

Income before adjustment for minority interest and taxes	11,456	12,064	11,639	23,520	23,050
Less minority interest	-	-	15	-	31

Income before taxes	11,456	12,064	11,624	23,520	23,019
Income tax provision	4,227	4,283	4,126	8,510	8,180

Net income	$7,229	$7,781	$7,498	$15,010	$14,839

Diluted earnings per share:
Net income	$1.11	$1.15	$1.09	$2.26	$2.15

Weighted average shares outstanding for diluted EPS	6,500,209	6,758,669	6,905,922	6,632,566	6,905,230

Performance Ratios:
Return on average assets (a)	0.98%	1.06%	1.01%	1.02%	1.02%
Return on average equity (a)	14.21	14.75	15.82	14.49	15.78
Net interest margin (a)(b)	3.10	3.25	2.94	3.17	2.98
Efficiency ratio (c)	59.40	60.37	57.31	59.88	57.04
Noninterest income as a percentage of total revenue (b)	36.26	33.47	33.44	34.86	32.53

See “Notes”

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION:

(Dollars in thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2007	2007	2006
Assets:
Cash and due from banks	$83,291	$75,461	$71,237
Cash in non-owned ATMs	176,987	150,270	171,174
Investment securities (d)(e)	28,494	28,153	48,428
Other investments	41,568	35,347	50,461
Mortgage-backed securities (d)	472,467	500,069	599,933
Net loans (f)(g)(n)	2,085,481	2,032,337	1,972,137
Bank owned life insurance	56,381	55,839	55,203
Other assets	73,450	70,062	68,057

Total assets	$3,018,119	$2,947,538	$3,036,630

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$295,729	$283,295	$289,054
Interest-bearing deposits	1,168,972	1,157,905	978,201

Total customer deposits	1,464,701	1,441,200	1,267,255
Other jumbo CDs	100,595	99,593	73,946
Brokered deposits	283,265	292,470	241,623

Total deposits	1,848,561	1,833,263	1,582,824

Federal Home Loan Bank advances	734,377	693,918	1,051,458
Other borrowings	205,085	193,239	183,764
Other liabilities	28,886	27,931	27,151

Total liabilities	2,816,909	2,748,351	2,845,197

Minority interest	34	45	69

Stockholders' equity	201,176	199,142	191,364

Total liabilities, minority interest and stockholders' equity	$3,018,119	$2,947,538	$3,036,630

Capital Ratios:

Equity to asset ratio	6.67%	6.76%	6.30%
Tangible equity to asset ratio	6.57	6.67	6.23
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.99	9.00	8.53
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.68	11.70	11.94
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.88	12.91	13.02

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$3,873	$4,230	$3,189
Assets acquired through foreclosure	388	388	61

Total nonperforming assets	$4,261	$4,618	$3,250

Past due loans (i)	$426	$89	$527

Allowance for loan losses	$28,359	$27,629	$26,701

Ratio of nonperforming assets to total assets	0.14%	0.16%	0.11%
Ratio of allowance for loan losses to total gross
loans (j)	1.34	1.34	1.34
Ratio of allowance for loan losses to nonaccruing
loans (k)	719	648	800
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.10	0.02	0.03

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2007			March 31, 2007			June 30, 2006
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$663,812	$13,807	8.32%	$655,669	$13,692	8.35%	$638,645	$12,860	8.05%
Residential real estate loans (n)	460,592	6,530	5.67	472,703	6,736	5.70	485,284	6,639	5.47
Commercial loans	687,493	14,001	8.22	651,510	13,063	8.19	573,853	11,146	7.88
Consumer loans	268,472	5,047	7.54	266,368	4,978	7.58	257,930	4,687	7.29
Total loans (n)	2,080,369	39,385	7.63	2,046,250	38,469	7.58	1,955,712	35,332	7.28
Mortgage-backed securities (d)	489,318	6,001	4.91	509,224	6,237	4.90	617,553	7,471	4.84
Investment securities (d)(e)	28,242	723	10.24	32,757	1,714	20.93	54,366	388	2.85
Other interest-earning assets	39,117	558	5.72	37,851	668	7.16	52,402	677	5.18
Total interest-earning assets	2,637,046	46,667	7.12	2,626,082	47,088	7.21	2,680,033	43,868	6.59

Allowance for loan losses	(27,789)			(27,708)			(26,397)
Cash and due from banks	70,648			67,087			55,424
Cash in non-owned ATMs	157,690			142,103			157,655
Bank owned life insurance	56,035			55,473			54,860
Other noninterest-earning assets	67,315			65,758			62,156
Total assets	$2,960,945			$2,928,795			$2,983,731

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$147,552	$322	0.88	$135,464	$270	0.81	$122,917	$162	0.53
Money market	309,655	3,002	3.89	315,525	3,088	3.97	228,493	1,978	3.47
Savings	217,117	439	0.81	219,912	446	0.82	239,474	444	0.74
Customer time deposits	458,298	5,353	4.68	456,523	5,216	4.63	364,669	3,497	3.85
Total interest-bearing customer deposits	1,132,622	9,116	3.23	1,127,424	9,020	3.24	955,553	6,081	2.55
Other jumbo certificates of deposit	99,079	1,311	5.31	102,856	1,355	5.34	84,353	1,033	4.91
Brokered deposits	287,025	3,872	5.41	298,247	4,013	5.46	245,213	2,999	4.91
Total interest-bearing deposits	1,518,726	14,299	3.78	1,528,527	14,388	3.82	1,285,119	10,113	3.16

FHLB of Pittsburgh advances	741,095	9,538	5.09	697,253	8,922	5.12	1,037,132	12,004	4.58
Trust preferred borrowings	67,011	1,161	6.85	67,011	1,177	7.03	67,011	1,106	6.53
Other borrowed funds	127,905	1,529	4.78	131,232	1,541	4.70	113,190	1,259	4.45
Total interest-bearing liabilities	2,454,737	26,527	4.32	2,424,023	26,028	4.30	2,502,452	24,482	3.91

Noninterest-bearing demand deposits	278,360			267,354			269,060
Other noninterest-bearing liabilities	24,376			26,399			22,566
Minority interest	38			49			65
Stockholders’ equity	203,434			210,970			189,588
Total liabilities and stockholders’ equity	$2,960,945			$2,928,795			$2,983,731

Excess of interest-earning assets
over interest-bearing liabilities	$182,309			$202,059			$177,581

Net interest and dividend income		$20,140			$21,060			$19,386

Interest rate spread			2.80%			2.91%			2.68%

Net interest margin			3.10%			3.25%			2.94%

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Stock Information:

Market price of common stock:
High	$68.08	$70.69	$64.65	$70.69	$64.65
Low	63.12	61.31	58.24	61.31	58.24
Close	65.43	64.48	61.45	65.43	61.45
Book value per share	31.95	31.70	28.77
Tangible book value per share	31.47	31.28	28.43
Number of shares outstanding (000s)	6,296	6,283	6,650

Other Financial Data:

One-year repricing gap to total assets (m)	(0.67)%	(1.74)%	(1.65)%
Weighted average duration of the MBS portfolio	3.4 years	2.9 years	3.3 years
Unrealized losses on securities available-for-sale, net of taxes	$(9,853)	$(6,009)	$(16,502)
Number of associates (FTEs)	609	564	554
Number of branch offices	30	28	25
Number of WSFS owned ATMs	317	309	318

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held for sale.